Exhibit 5



August 18, 1999


Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

Re: Registration Statement on Form S-8 of Summit Bancorp. Relating to 357,697 Shares of Summit Bancorp. Common Stock Issuable in Connection with the Converted Prime Bancorp, Inc. Incentive Stock Option Plan of Summit Bancorp.

Gentlemen:

     This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Summit Bancorp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of 357,697 shares of the Company's Common Stock, par value $.80 per share (the "Shares"), to be issued to holders of stock options under the Converted Prime Bancorp, Inc. Incentive Stock Option Plan of Summit Bancorp. (the "Plan") upon the exercise thereof. Such options were originally granted to employees of Prime Bancorp, Inc. ("Prime") under a stock option plan of Prime and were converted into options with respect to the Company's Common Stock in connection with the merger of Prime with and into First Valley Corporation, a wholly owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger dated February 17, 1999.

     I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

     Based upon the foregoing, I am of the opinion that the Shares registered pursuant to the Registration Statement and to be issued upon the exercise of stock options under the Plan will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Prospectus which is part of said Registration Statement, should there be any.

                                                     Very truly yours,

                                                     /s/ Richard F. Ober, Jr.


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